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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


    As independent public accountants, we hereby consent to the use in this registration statement of our reports dated October 7, 1996 on the financial statements of Cornerstone Propane Partners L.P. and of Cornerstone Propane GP, Inc. and the pro forma financial statements of Cornerstone Propane Partners, L.P., dated November 19, 1996, and to the use of our report dated August 9, 1996 (except with respect to the matter discussed in Note 9 of those statements as to which the date is September 28, 1996) on the consolidated financial statements of SYN Inc. included herein and to all references to our Firm included in this registration statement.


                                             ARTHUR ANDERSEN LLP


Minneapolis, Minnesota,
November 19, 1996